UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 17, 2006
VIRAGE LOGIC CORPORATION
(Exact name of registrant as specified in its charter)
000-31089
(Commission File Number)

Delaware (State or other jurisdiction of incorporation)	77-0416232 (I.R.S. Employer Identification No.)
47100 Bayside Parkway
Fremont, California 94538
(Address of principal executive offices, with zip code)
(510) 360-8000
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     As previously reported in the Form 10-K for the fiscal year ended September 30, 2005, effective October 1, 2005, the company’s President and Chief Executive Officer, Adam Kablanian, and Vice President of R&D and Chief Technical Officer, Alex Shubat, each agreed to a 10% reduction in his annual salary. Mr. Kablanian’s annual salary was reduced from $267,087 to $240,378. Mr. Shubat’s annual salary was reduced from $191,703 to $172,533. This action was undertaken at Mr. Kablanian’s and Mr. Shubat’s requests in response to an overall effort by the company to reduce expenses. On March 17, 2006, at the recommendation of the Compensation Committee of the Board, Mr. Kablanian’s and Mr. Shubat’s annual salaries were reinstated to prior levels effective April 1, 2006.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On March 23, 2006, Virage Logic issued a press release announcing the appointment of Mr. McCranie as the Company’s Executive Chairman and election of Mr. Phelan to the Company’s Board. The text of the press release is attached hereto as Exhibit 99.1.
     (c) On March 20, 2006, the Board of Directors appointed Mr. J. Daniel McCranie as Executive Chairmain of the Board, an executive officer of the company. From August 2003 until such time, Mr. McCranie had been serving as the nonexecutive Chairman of the Board.
     As the Executive Chairman, Mr. McCranie will receive cash compensation equal to (i) base salary in the amount of $300,000 per annum for the period ending March 31, 2007, payable in accordance with the Company’s customary payroll practices, and (ii) a potential cash bonus for the period ending March 31, 2007 in an amount of up to $150,000, based on the achievement of milestones to be set by the independent members of the Board. Additionally, on March 20, 2006, Mr. McCranie was granted an option to purchase 160,000 shares of the company’s common stock, which will vest and become exercisable in twelve monthly installments beginning on April 20, 2006. Vesting will be at the rate of 10,000 shares per month for the first four months and 15,000 shares per month for the remaining eight months. The option exercise price is $10.30 per share.
     (d) On March 20, 2006, the Board of Directors elected Cathal Phelan as a Class II director of the Company to serve until the Company’s 2008 annual meeting of stockholders. Mr. Phelan also was appointed a member of the Board’s Audit Committee.
     As a non-employee director of the company, Mr. Phelan received an initial stock option grant of 35,000 shares of Common Stock, which will vest and become exercisable on March 20, 2007. The option exercise price is $10.30 per share. Mr. Phelan will receive automatic annual option grants on the same terms as other non-employee directors, 12,000 fully vested options granted on the date of each annual meeting while he is on the Board. In addition, he will receive an annual cash director fee for his service as a non-employee member of the Board in the amount of $7,000 per quarter, and an additional annual cash retainer of $2,500 for his service on the Audit Committee. These stock option and cash compensation arrangements are standard for non-employee members of the Board.
Item 9.01. Financial Statements and Exhibits
(c) Exhibits
99.1	Press Release of Virage Logic Corporation dated March 23, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRAGE LOGIC CORPORATION
Date: March 23, 2006	By:	/s/ Jens Meyerhoff
Jens Meyerhoff
Chief Financial Officer

EXHIBIT INDEX
99.1	Press Release of Virage Logic Corporation dated March 23, 2006